TRANS WORLD ENTERTAINMENT ANNOUNCES SECOND QUARTER 2008 RESULTS

Albany, NY, August 21, 2008 -- Trans World Entertainment Corporation (Nasdaq National Market: TWMC) today announced total sales for the second quarter ended August 2, 2008 decreased 19% to $215.2 million, compared to $267.3 million in the second quarter of 2007. Average stores in operation during the quarter were 794 compared to 967 last year, an 18% decline. Comparable store sales in the second quarter of 2008 decreased 7%. For the second quarter of 2008, the loss before income taxes was $19.6 million compared to a loss before income taxes of $18.6 million for the same period last year. For the second quarter of 2008, the net loss was $19.2 million, or $0.62 per share compared to a net loss of $10.1 million, or $0.32 per share for the same period last year. The Company recorded an income tax benefit of $0.4 million during the second quarter of 2008, compared to an income tax benefit of $8.5 million last year.

“Comp sales increases in DVD and our other category, which includes electronics, trend and accessories, did not offset a decline in music. Despite the lower sales, we were able to reduce the borrowings on our line of credit by $26 million on a year over year basis through management of inventory and expenses. Our balance sheet remains strong and we are in position to improve our sales trends during the second half of the year.” said Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment.

Gross profit as a percentage of sales for the second quarter of 2008 was 35.3% compared to 36.6% in the second quarter of 2007. The decline in gross profit as a percentage of sales is due to lower vendor allowances this year. Despite a 16% reduction in expenses, SG&A as a percentage of sales increased to 41.4%, compared to 39.5% last year, against the 19% decline in sales.

Sales for the twenty-six week period ended August 2, 2008 decreased 19% to $447.8 million, compared to $553.6 million in 2007. Comparable store sales for the twenty-six week period ended August 2, 2008 decreased 7%. For the twenty-six week period ended August 2, 2008, the loss before income taxes was $31.4 million compared to a loss before income taxes of $34.4 million for the same period last year. Net loss for the twenty-six week period was $31.1 million or $1.00 per share versus $19.1 million or $0.59 per share last year.

Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates nearly 800 retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENT OF OPERATIONS:
(in millions, except per share data)
	Thirteen Weeks Ended				Twenty-six Weeks Ended
	August 2,	% to	August 4,	% to	August 2,	% to	August 4,	% to
	2008	Sales	2007	Sales	2008	Sales	2007	Sales

Sales	$215.2		$267.3		$447.8		$553.6

Cost of sales	139.4	64.7%	169.3	63.4%	288.9	64.5%	351.3	63.5%
Gross profit	75.9	35.3%	98.0	36.6%	158.9	35.5%	202.3	36.5%

Selling, general and
administrative expenses	89.1	41.4%	105.7	39.5%	177.4	39.5%	215.2	38.9%

Depreciation and amortization	5.5	2.6%	9.2	3.5%	11.0	2.5%	18.4	3.3%
Loss from operations	(18.7)	-8.7%	(16.9)	-6.4%	(29.5)	-6.5%	(31.3)	-5.7%

Interest expense, net	0.9	0.4%	1.7	0.6%	1.9	0.4%	3.1	0.6%

Loss before income taxes	(19.6)	-9.1%	(18.6)	-7.0%	(31.4)	-6.9%	(34.4)	-6.3%
Income tax benefit	(0.4)	-0.2%	(8.5)	-3.2%	(0.3)	0.0%	(15.3)	-2.8%

NET LOSS	$(19.2)	-8.9%	$(10.1)	-3.8%	$(31.1)	-6.9%	$(19.1)	-3.5%

Basic and diluted loss per common share:

Basic and diluted loss per share	$(0.62)		$(0.32)		$(1.00)		$(0.62)

Weighted average number of
common shares outstanding - basic and diluted	31.2		31.1		31.2		31.0

SELECTED BALANCE SHEET CAPTIONS:					August 2,		August 4,
(in millions, except store data)					2008		2007

Cash and cash equivalents					$10.4		$13.3
Merchandise inventory					399.2		474.8
Fixed assets (net)					71.8		125.8
Accounts payable					115.1		166.5
Borrowings under line of credit					35.5		61.8
Long-term debt, less current portion					10.7		14.4

Stores in operation					789		963